Exhibit 5.2

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110-1726

Tel. +1.617.341.7700

Fax: +1.617.341.7701

www.morganlewis.com

enGene Holdings Inc.

4868 Rue Levy, Suite 220

Saint-Laurent, QC, Canada H4R 2P1

November 14, 2025

Ladies and Gentlemen:

We have acted as United States federal and State of New York counsel to enGene Holdings Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company”), in connection with the Company’s firm commitment, underwritten public offering (the “Offering”) of (i) an aggregate of 12,558,823 common shares, no par value, of the Company (the “Firm Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,735,295 common shares of the Company (the “Warrant Shares”), and (iii) solely for the purpose of covering over-allotments, up to an additional 2,294,117 common shares of the Company issuable upon exercise of an option granted to the underwriters by the Company (the “Optional Shares” and, together with the Firm Shares and the Warrant Shares, the “Shares”). The Offering is being carried out pursuant to the terms and conditions set forth in the Underwriting Agreement, dated November 12, 2025 (the “Underwriting Agreement”), by and among the Company and Jefferies LLC, Leerink Partners LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”).

You have requested that we furnish this opinion letter to you in connection with the filing of a prospectus supplement, dated November 12, 2025 (the “Prospectus Supplement”), with respect to the Shares and Pre-Funded Warrants to be sold pursuant to the Offering. In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement, (ii) the Registration Statement on Form S-3 (File No. 333-283201) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on November 13, 2024 and declared effective on November 21, 2024, (iii) the Pre-Funded Warrants, and (iv) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the limitations, qualifications and assumptions described below, we are of the opinion that the Pre-Funded Warrants, when duly executed and delivered by the Company to the purchasers thereof against payment therefor pursuant to the Underwriting Agreement and the terms of the Pre-Funded Warrants, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion expressed above is subject to the following limitations, exceptions, qualifications and assumptions.

A. We have assumed that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada, (ii) the Company has the requisite power and authority under the laws of British Columbia, Canada to execute, deliver and perform its obligations under the Pre-Funded Warrants, (iii) the execution, delivery and performance by the Company of the Pre-Funded Warrants have been duly authorized by the Company under and in accordance with the laws of British Columbia, Canada, (iv) the Pre-Funded Warrants have been duly executed and delivered by the Company under and in accordance with the laws of the British Columbia, Canada, and (v) the Pre-Funded Warrants constitute a valid and binding obligation of the applicable holders thereof other than the Company.

B. We have assumed without any independent investigation that the Company has received the consideration called for by the resolutions of the Board of Directors or any committee thereof authorizing the issuance of the Pre- Funded Warrants.

C. The enforcement of any obligations of the Company or any other person may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

D. Our opinion is subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

E. We express no opinion as to the enforceability of any particular provision of the Pre-Funded Warrants relating to or constituting:

(i)	waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process;

(ii)	waivers of rights to trial by jury, or other rights or benefits bestowed by operation of law;

(iii)	waivers of any applicable defenses, setoffs, recoupments, or counterclaims;

(iv)	the grant of powers of attorney or proxies;

(v)	exculpation or exoneration clauses, clauses relating to indemnification or contribution, and clauses relating to releases or waivers of unmatured claims or rights;

(vi)	submission to binding arbitration;

(vii)

the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture”; or

(viii)	any provision agreeing not to plead, or waiving or extending, or having the effect of waiving or extending, any applicable statute of limitations.

In addition, we express no opinion as to noncontravention of financial covenants or other provisions of the Pre-Funded Warrants requiring financial calculations or determinations.

We are opining solely on the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

This letter is effective only as of the date hereof. We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

This letter is furnished by us solely for filing as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on November 14, 2025, and may not be used or relied for any other purpose whatsoever. We hereby consent to the filing of this opinion with the Commission as an exhibit to such Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus Supplement that is part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP